QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(1)(x)

Amended and Restated
Offer To Purchase For Cash
All Outstanding Shares of
Class A Common Stock
Class B Common Stock
of
SCHIFF NUTRITION INTERNATIONAL, INC.
at
$42.00 NET PER SHARE
Pursuant to the Offer to Purchase dated November 27, 2012
by

ASCOT ACQUISITION CORP.,
a wholly owned subsidiary of
RECKITT BENCKISER LLC,
a wholly owned subsidiary of
RECKITT BENCKISER GROUP PLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON FRIDAY, DECEMBER 14, 2012, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE "EXPIRATION DATE").

November 27, 2012

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by Ascot Acquisition Corp., a Delaware corporation ("Purchaser"), a wholly-owned subsidiary of Reckitt Benckiser LLC, a Delaware limited liability company ("Parent"), a wholly-owned subsidiary of Reckitt Benckiser Group plc, a public limited company organized under the laws of England and Wales ("Ultimate Parent"), to act as information agent in connection with Purchaser's offer to purchase all of the issued and outstanding shares of Class A common stock, par value $0.01 (the "Class A Shares"), and Class B common stock, par value $0.01 (the "Class B Shares," and together with the Class A Shares, the "Shares"), of Schiff Nutrition International, Inc., a Delaware corporation ("Schiff" or the "Company"), at a price of $42.00 per Share, net to the holder in cash (the "Offer Price"), without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the amended and restated Offer to Purchase, dated November 27, 2012 (as amended, the "Offer to Purchase"), and the related amended and restated Letter of Transmittal (as amended, the "Letter of Transmittal" and, together with the Offer to Purchase, the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

        THE DATE OF THE ORIGINAL OFFER TO PURCHASE IS NOVEMBER 16, 2012. THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, AS WELL AS THIS LETTER, HAVE BEEN AMENDED AND RESTATED AS OF NOVEMBER 27, 2012.

        The Offer is not subject to any financing condition. The conditions of the Offer are described in Section 15 of the Offer to Purchase.

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

  1.
  The Amended and Restated Offer to Purchase;

  2.
  The Amended and Restated Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Internal

    Revenue Service Form W-9, or for a non-United States holder, an applicable Internal Revenue Service Form W-8;

  3.
  A amended and restated notice of guaranteed delivery (the "Notice of Guarantee Delivery") to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Wells Fargo Shareowner Services (the "Depositary") by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

  4.
  A form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

  5.
  The Company's Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9; and

  6.
  A return envelope addressed to the Depositary for your use only.

        We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 11:59 p.m., New York City time, on Friday, December 14, 2012, unless the Offer is extended.

        For Shares to be properly tendered pursuant to the Offer, (a) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including, without limitation, (i) Shares held in a book-entry/direct registration account maintained by the Company and/or its transfer agent, (ii) any required signature guarantees, or, (iii) in the case of book-entry transfer, either such Letter of Transmittal or an Agent's Message (as defined in Section 3 of the Offer to Purchase) in lieu of such Letter of Transmittal, and (iv) any other documents required in the Letter of Transmittal, must be timely received by the Depositary or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal. You may gain some additional time by making use of the Notice of Guaranteed Delivery.

        Except as set forth in the Offer to Purchase, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, MacKenzie Partners, Inc. (the "Information Agent") at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,
MacKenzie Partners, Inc.

        Nothing contained herein or in the enclosed documents shall render you the agent of Ultimate Parent, Parent, Purchaser, Schiff Nutrition International, Inc., the Information Agent, or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

QuickLinks

  Exhibit (a)(1)(x)